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                                                                      Exhibit 5


                     [AMERICAN RE CORPORATION LETTERHEAD]


                                                              February 11, 1997

American Re Corporation
555 College Road East
Princeton,NJ 08543-5241


Re:     American Re Corporation 7.45% Senior Notes Due 2026
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Ladies and Gentlemen:

    I am Executive Vice President, General Counsel and Secretary of American Re Corporation (the "Company"). You have requested my opinion in connection with the registration of 500,000,000 aggregate principal amount of the Company's 7.45% Senior Notes due 2026, Series B (the "Series B Senior Notes"). All references to the Registration Statement contained herein shall be deemed to refer to the Registration Statement on Form S-4 (File No. 333-20663) dated January 29, 1997 and any amendments thereto.

    I have examined, and with your consent have relied as to matters of fact upon, originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents or oral statements of public officials and of officers and representatives of the Company, and have made such other legal and factual examinations and inquiries, as I have deemed necessary or appropriate for the purposes of this opinion.

     In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, and the authenticity of the originals of such latter documents.

     I am opining herein as to the effect on the subject transaction only of the federal laws of the United States and the General Corporation Law of the State of Delaware, and I express no opinion with respect to the applicability thereto, of the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any


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Page Two
February 11, 1997


matters of insurance law or municipal law or the laws of any local agencies within any state.

     On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, I am of the opinion that, as of the date hereof:

     The Series B Senior Notes have been duly authorized, executed and delivered by the Company and assuming due authentication thereof by the Exchange Agent and upon issuance and delivery in accordance with the Exchange Offer, will constitute valid and legally binding obligations of the Company, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     This opinion is rendered to you solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by you for any other purpose, or used or relied upon by any other person, firm or corporation for any purpose, without my prior written consent. I consent to your filing this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ Robert K. Burgess